Exhibit 10.7

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[**]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

The General Hospital Corporation

EXCLUSIVE PATENT LICENSE AGREEMENT

MGH Agreement No: [**]

MGH Case No: [**]and [**]

This License Agreement (“Agreement”) is made as of the 26th day of October, 2018 (“Effective Date”), by and between TransCode Therapeutics, Inc., a Delaware corporation, with its principal place of business located at 1241 Adams Street, Suite 603, Boston, MA 02124 (“Company”) and The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights (defined below) and desires to grant a license of those Patent Rights to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Products and Processes (defined below).

Company has certain capabilities, and is developing additional capabilities, to commercially develop, manufacture, distribute and use Products and Processes for public use and benefit and desires to license such Patent Rights.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1	“Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, and (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Claim” shall mean any pending or issued claim of any Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal.

1.3	“Clinical Diagnostic Process” shall mean any Process used for the clinical diagnosis, evaluation or monitoring of any disease states and/or morphologies or biological processes in humans.

1.4	“Clinical Diagnostic Product” shall mean any Product used for the clinical diagnosis, evaluation or monitoring of any disease states and/or morphologies or biological processes in humans.

1.5	“Distributor” shall mean any third-party entity to whom Company, a Company Affiliate or a Sublicensee (defined below) has granted, expressly or implicitly, the right to distribute any Product or Process pursuant to Section 2.1(b)(ii).

1.6	“First Commercial Sale” shall mean the initial Sale (defined below) anywhere in the applicable License Territory (defined below) of a Product or Process.

1.7	“License Field” shall mean treatment, prevention, or diagnosis of cancer in humans and animals.

1.8	“License Territory” shall mean worldwide.

1.9	“Marketing Approval” shall mean, with respect to a country or extra-national territory, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, including any pricing approval.

1.10	“Net Sales” shall be calculated as set forth in this Section1.10.

(a)	Subject to the conditions set forth below, “Net Sales” shall mean:

(i)	the gross amount billed or invoiced, or, if no such bill or invoice is issued, the amount received by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes;

(ii)	less the following amounts:

[**]

1.11	“Patent Rights” shall mean: (a) the patent applications referred to in Hospital invention record numbers [**] and [**], as described in Appendix A; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of a patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof, and foreign equivalents of the foregoing; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any of the patents or patent applications identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions, and restorations and the like of any patents and patent applications identified in (a) through (e).

1.12	“Process” shall mean any process, method or service the use or performance of which, in whole or in part:

(a)	absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)	employs, or is derived from, any Technological Information (defined below).

1.13	“Product” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part:

(a)	absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)	employs, or is derived from, any Technological Information.

1.14	“Regulatory Authority” shall mean, in respect of a particular country or jurisdiction, the governmental authority having responsibility for granting approvals or authorizations that are necessary for the commercial manufacture, distribution, use, marketing, or sale of a pharmaceutical or biological product in such country or jurisdiction.

1.15	“Regulatory Exclusivity” shall mean, with respect to a Product in a country, (a) the exclusivity afforded to the Product for being the first drug product containing the active ingredient to receive Marketing Approval in that country, (b) pediatric exclusivity, (c) orphan drug exclusivity or (d) other statutory or regulatory exclusivity.

1.16	“Reporting Period” shall mean each three-month period ending March 31, June 30, September 30 and December 31.

1.17	“Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party.

1.18	“Sublicense Income” shall mean consideration in any form received by Company and/or Company’s Affiliate(s) in consideration of a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) to make, have made, use, have used, offer for Sale, have offered for Sale, Sell or have Sold Products or Processes, but excluding [**].

1.19	“Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1(a)(ii). For purpose of this Agreement, a Distributor of a Product or Process shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used Products or Processes in accordance with Section 2.1(a)(ii), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Products or Processes, in which case such Distributor shall be a Sublicensee, solely to the extent that Sections 1.19(i) and/or 1.19(ii) apply to such Distributor’s activities, for all purposes of this Agreement.

1.20	“Technological Information” shall mean research data, designs, formulae, process information and other information pertaining to the invention(s) claimed in the Patent Rights which is created by [**] and owned by Hospital and is not confidential information of or otherwise obligated to any third party and which [**] know as of the Effective Date and reasonably believe is necessary in order for Company to utilize the licenses granted hereunder, as further described in Appendix B. Company agrees to treat all Technological Information in accordance with the provisions of Appendix D

1.21	“Therapeutic Process” shall mean any Process used for the treatment of disease in humans or animals.

1.22	“Therapeutic Product” shall mean any Product used for the treatment of disease in humans or animals.

2. LICENSE

2.1	Grant of License.

(a)	Subject to the terms of this Agreement and Hospital’s rights in Patent Rights, Hospital hereby grants to Company in the License Field in the License Territory:

(i)	an exclusive, royalty-bearing license under its rights in Patent Rights to make, have made, use, have used, offer for Sale, have offered for Sale, Sell and have Sold Products and Processes; and

(ii)	the right to grant sublicenses under the rights granted in Section 2.1(a)(i) to Sublicensees, provided that in each case Company shall be responsible for the performance of any obligations of Sublicensees relevant to this Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital; and

(iii)	the non-exclusive right to use Technological Information to make, have made, use, have used, offer for Sale, have offered for Sale, Sell and have Sold Products and Processes, disclosed by Hospital to Company hereunder in accordance with this Agreement.

(b)	The license granted in Section 2.1(a) above includes:

(i)	the right to grant to the final purchaser, user or consumer of Products the right to use such purchased Products in a method coming within the scope of Patent Rights within the License Field and License Territory; and

(ii)	the right to grant a Distributor the right to offer for Sale, have offered for Sale, Sell (but not to make, have made, use or have used) such Products and/or Processes for or on behalf of Company, its Affiliates and Sublicensees in a manner consistent with this Agreement.

(c)	The foregoing license grant shall include the grant of such license to any Affiliate of Company, provided that such Affiliate shall assume the same obligations as those of Company and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Affiliate. Company shall provide to Hospital a fully signed, non-redacted copy of each agreement with each Affiliate that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within [**] of request by Hospital.

2.2            Sublicenses. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement, shall prohibit any further sublicense or assignment by a Sublicensee without Hospital consent and shall provide that Hospital is a third party beneficiary thereof. Any sublicense granted by Company shall be subject to the prior written approval of Hospital, which approval shall not be unreasonably withheld, delayed or conditioned. Company shall provide to Hospital a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within [**] of executing the same. Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.7. Any sublicense which is not in accordance with the forgoing provisions shall be null and void.

2.3            Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a)	the right of Hospital and Hospital’s Affiliates and academic, government and not-for-profit institutions to make and to use the subject matter described and/or claimed in the Patent Rights for research and educational purposes only provided, however, that such research and educational purposes shall not include the production or manufacture of Products for sale; and

(b)	for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)	the royalty-free non-exclusive license granted to the U.S. government; and

(ii)	the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States.

2.4            No Additional Rights. It is understood that nothing in this Agreement shall be construed to grant either Party or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by the other Party other than the Patent Rights expressly licensed hereunder. Hospital shall have the right to license any Patent Rights to any other party for any purpose outside of the License Field.

2.5            Disclosure of Technological Information. At Company’s request prior to execution of this Agreement, Hospital (through [**]) shall use reasonable efforts to disclose in confidence within [**] after execution of this Agreement the Technological Information licensed hereunder.

3. DUE DILIGENCE OBLIGATIONS

3.1            Diligence Requirements. Company shall use, and shall cause its Affiliates and Sublicensees as applicable to use, commercially reasonable efforts to develop and make available to the public Products and Processes throughout the License Territory in the License Field. Such efforts shall include achieving the following objectives within the time periods designated below following the Effective Date:

(a)	Pre-Sales Requirements.

(i)	Within [**], and [**]thereafter, Company shall submit a written report to Hospital, which is reasonably acceptable to Hospital, that describes the Company’s research and development plans, fundraising strategy, and timeline for Products and Processes;

(ii)	within [**], Company shall demonstrate that it has raised aggregate funding of at least [**]where sources of funding may include, but are not limited to, founder capital, venture capital, angel investor capital, loans, grants from non-profit organizations and grants from government organizations;

(iii)	within [**], Company shall demonstrate that it has raised aggregate funding of at least [**] where sources of funding may include, but are not limited to, founder capital, venture capital, angel investor capital, loans, grants from non-profit organizations and grants from government organizations;

(iv)	within [**], Company shall have submitted an investigational new drug application filing with the United States department of Food and Drug Administration (FDA) for a Therapeutic Product or Therapeutic Process;

(v)	within [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase II clinical trial for a Therapeutic Product or Therapeutic Process;

(vi)	within [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase III clinical trial for a Therapeutic Product or Therapeutic Process; and

(vii)	within [**], Company shall itself, or through an Affiliate or Sublicensee, make a First Commercial Sale of a Therapeutic Product or Therapeutic Process in the following countries: the United States of America and any country in Europe.

(b)	Post-Sales Requirements.

(i)	Following the First Commercial Sale in any country in the License Territory, Company shall itself or through its Affiliates and/or Sublicensees make continuing Sales in such country as needed to prevent local shortages of the applicable Product or Process and to the extent consistent with prudent business practices.

Achievement of the foregoing objectives shall be deemed to satisfy Company’s obligations to use commercially reasonable efforts under this Section 3.1.

3.2            Diligence Failures. If Hospital determines that Company has failed to fulfill any of its obligations under Section 3.1, then Hospital shall provide Company with written notice of such failure and may treat such failure as a default and may terminate this Agreement and/or any license granted hereunder in accordance with Section 10.4. [**].

3.3            Diligence Reports. Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

4. PAYMENTS AND ROYALTIES

4.1            License Issue Fee. Company shall pay Hospital a non-refundable license issue fee in the amount of fifty thousand dollars ($50,000) upon execution of this Agreement.

4.2            Patent Cost Reimbursement. Company shall reimburse Hospital for all costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”). As of the Effective Date, Hospital has incurred approximately one hundred and forty-five thousand dollars ($145,000) in Patent Costs, which amount Company shall pay to Hospital under the following payment schedule: [**]. Company shall pay to Hospital, or at Hospital’s request directly to patent counsel, all other future Patent Costs within [**] of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel. Company agrees to indemnify, defend and hold Hospital harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and Patent Costs. Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company. If Company pays any Patent Costs directly, Company shall advise patent counsel that Hospital is and shall remain patent counsel’s client.

4.3            Annual License Fee; Annual Minimum Royalty.

(a)	Before First Commercial Sale. Prior to the First Commercial Sale, Company shall pay Hospital a non-refundable annual license fee in the amount of twenty-five thousand dollars ($25,000) per year within [**] after each anniversary of the Effective Date.

(b)	After First Commercial Sale. Following the First Commercial Sale, Company shall pay Hospital a non-refundable minimum annual royalty in the amount of fifty thousand dollars ($50,000) per year within [**] after each annual anniversary of the Effective Date. The annual minimum royalty shall be credited against royalties subsequently due on Net Sales made during the same calendar year, if any, but shall not be credited against royalties due on Net Sales made in any other year.

4.4            Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital one-time milestone payments, which shall not exceed a maximum total amount of one million five hundred and fifty thousand U.S. dollars ($1,550,000), as follows:

(a)	For Clinical Diagnostic Products or Clinical Diagnostic Processes:

(i)	[**] within [**] following first filing of an application for regulatory approval for a Clinical Diagnostic Product or Clinical Diagnostic Process from the United States Food and Drug Administration or the equivalent foreign Regulatory Authority; and

(ii)	[**] within [**] following first regulatory approval for a Clinical Diagnostic Product or Clinical Diagnostic Process from the United States Food and Drug Administration or the equivalent foreign Regulatory Authority.

(b)	For Therapeutic Products or Therapeutic Processes:

(i)	[**] within [**] following enrollment of first patient in phase II clinical trials for a Therapeutic Product or Therapeutic Process;

(ii)	[**] within [**] following enrollment of first patient in phase III clinical trials for a Therapeutic Product or Therapeutic Process; and

(iii)	[**] within [**] following First Commercial Sale for a Therapeutic Product or Therapeutic Process.

4.5            Royalties and Sublicense Income.

(a)	Beginning with the First Commercial Sale in any country in the License Territory, Company shall pay Hospital the following:

i.	during the term of any license granted under Section 2.1(a)(i), a royalty of [**] of the Net Sales of all Clinical Diagnostic Products and Clinical Diagnostic Processes that, absent the license granted hereunder, would infringe, or are covered by, one or more Claims in the country of Sale;

ii.	during the term of any license granted under Section 2.1(a)(i), a royalty of [**] of the Net Sales of all Therapeutic Products and Therapeutic Processes that, absent the license granted hereunder, would infringe, or are covered by, one or more Claims in the country of Sale; and

iii.	with respect to all Products and Processes that, absent the license granted hereunder, would not infringe, and are not covered by, any Claim in the country of sale, and, with respect to all Products and Processes after expiration or termination of the license granted under Section 2.1(a)(i), and in accordance with Section 10.1, a royalty [**] of the Net Sales of such Products and Processes. Company acknowledges that Products or Processes were, or will be, developed using, based upon, or derived from Technological Information and agrees to pay royalties pursuant to this Section 4.5(a)(ii), even after Patent Rights have expired or been abandoned.

(b)	Company shall pay Hospital [**] of any and all Sublicense Income.

(c)	All payments due to Hospital under this Section 4.5 shall be due and payable by Company within [**] after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 5.3 and 5.4.

4.6            Form of Payment. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this Agreement and its Agreement Number and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:

Massachusetts General Hospital

[**]

Reference Agreement #: [**]

Payments via wire transfer should be made as follows:

[**]

Reference Agreement #: [**]

4.7            Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to [**] above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.

5.            REPORTS AND RECORDS

5.1            Diligence Reports. Within [**] after the end of each calendar year, Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding 12 month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2            Milestone Achievement Notification. Company shall report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within [**] of each such occurrence.

5.3            Sales Reports. Company shall report to Hospital the date on which it achieves the First Commercial Sale in each country of the License Territory within [**] of each such occurrence. Following the First Commercial Sale, Company shall deliver reports to Hospital within [**] after the end of each Reporting Period. Each report under this Section 5.3 shall have substantially the format outlined in Appendix C, shall be certified as correct by an officer of Company and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a)	the number of Products and Processes Sold by Company, its Affiliates and Sublicensees in each country;

(b)	the amounts billed, invoiced and received by Company, its Affiliates and Sublicensees for each Product and Process, in each country, and total billings or payments due or made for all Products and Processes;

(c)	calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of permitted offsets and deductions;

(d)	total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e)	any other payments due to Hospital under this Agreement.

If no amounts are due to Hospital for any Reporting Period, the report shall so state.

5.4            Sublicense Income Reports. Company shall, along with delivering payment as set forth in Section 4.6, report to Hospital within [**] of receipt the amount of all Sublicense Income received by Company, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix C.

5.5            Audit Rights. Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Hospital in relation to this Agreement, which records shall contain sufficient information to permit Hospital and its representatives to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with this Agreement (“Compliance Records”). During the term of this Agreement but not more than one time per year, Hospital may audit the Company’s Compliance Records unless the results of a particular audit demonstrate an underpayment by Company of any amount due Hospital of [**] or more, in which case Hospital may conduct a second audit within the [**] following completion of the first audit. For clarity, any audit conducted by or on behalf of Hospital may only pertain to Compliance Records and may not include records associated with Company (or any Affiliate’s or Sublicensee’s) employment practices or corporate governance. Company shall retain and make available, and shall cause each of its Affiliates and Sublicensees to retain and make available, such records for at least [**] following the end of the calendar year to which they pertain, to Hospital and/or its representatives and upon at least [**] advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement. If any examination conducted by Hospital or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of [**] or more in any payment due to Hospital hereunder, Company shall bear the full cost of such audit and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.7) within [**] of receiving notice thereof from Hospital.

6. PATENT PROSECUTION AND MAINTENANCE

6.1            Prosecution. Hospital shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights. Company shall reimburse Hospital for Patent Costs incurred by Hospital relating thereto in accordance with Section 4.2.

6.2            Copies of Documents. With respect to any Patent Right licensed hereunder, Hospital shall instruct the patent counsel prosecuting such Patent Right to (i) copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) copy Company on correspondence between Hospital and such patent counsel, including copies of draft submissions to the USPTO prior to filing; and (iii) give consideration to the comments and requests of Company or its patent counsel.

6.3            Company’s Election Not to Proceed. Company may elect to surrender any patent or patent application in Patent Rights in any country upon [**] advance written notice to Hospital. Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the [**]notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

6.4            Confidentiality of Prosecution and Maintenance Information. Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix D.

7. THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

7.1            Hospital Right to Prosecute. Hospital will protect its Patent Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If Company shall have supplied Hospital with written evidence demonstrating to Hospital’s reasonable satisfaction prima facie infringement of a claim of a Patent Right in the License Field in the License Territory by a third party which poses a material threat to Company’s rights under this Agreement, Company may by notice request Hospital to take steps to protect such Patent Right. Hospital shall notify Company within [**] of the receipt of such notice whether Hospital intends to prosecute the alleged infringement. If Hospital notifies Company that it intends to so prosecute, Hospital shall, within [**] of its notice to Company either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

7.2            Company Right to Prosecute. In the event Hospital notifies Company that Hospital does not intend to prosecute infringement identified under Section 7.1, Company may, upon notice to Hospital, initiate legal proceedings against the infringer at Company’s expense with respect to a claim of a Patent Right in the License Field in the License Territory. Before commencing such action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Company must have Hospital’s prior written consent with respect to selection of jurisdiction for any action in which Hospital may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.3            Hospital Joined as Party-Plaintiff. If Company elects to commence an action as described in Section 7.2 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff. If Hospital is required by law to join such action as a party-plaintiff, Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right). If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party; provided, however, that Hospital shall continue to have all rights of prosecution and maintenance with respect to Patent Rights and Company shall continue to meet all of its obligations under this Agreement as if the assigned Patent Right were still licensed to Company hereunder.

7.4            Notice of Actions; Settlement. Company shall promptly inform Hospital of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals, without the prior written consent of Hospital.

7.5            Cooperation. Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6.

7.6            Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of any legal fees and expenses incurred by either Party and then the remainder shall be divided between the Parties as follows:

(a)	(i)	[**];and

(ii)	[**]; and

(b)	the balance, if any, remaining after Company and Hospital have been compensated under Section 7.6(a) shall be shared equally by the Parties.

8. INDEMNIFICATION AND INSURANCE

8.1            Indemnification.

(a)	Company shall indemnify, defend and hold harmless Hospital and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under this Agreement, provided that Company shall have no obligation to indemnify any Indemnitee to the extent that liability, damage, loss or expense arises out of or results from any of the following:

(i)	the gross negligence or willful misconduct by or of any Indemnitee; or

(ii)	Hospital’s retention of rights to make and to use the subject matter described or claimed in the Patent Rights pursuant to Section 2.3 or Hospital’s (or any Indemnitee’s) exercise of such rights.

(b)	Company agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of conflict of interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep Hospital informed of the progress in the defense and disposition of such claim and to consult with Hospital prior to any proposed settlement.

(c)	This section 8.1 shall survive expiration or termination of this Agreement.

8.2            Insurance.

(a)	Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals) by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [**] per incident and [**] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of [**] annual aggregate) such self-insurance program must be acceptable to the Hospital and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of this Agreement.

(b)	Company shall provide Hospital with written evidence of such insurance upon request of Hospital. Company shall provide Hospital with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such insurance coverage, Hospital shall have the right to terminate this Agreement effective at the expiration of such insurance coverage period without notice or any additional waiting periods.

(c)	Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals) by Company or by a Sublicensee or Affiliate of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [**].

(d)	This section 8.2 shall survive expiration or termination of this Agreement.

9. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1            Title to Patent Rights. To the best knowledge of Hospital’s Innovation office as of the Effective Date, (i) Hospital is the owner by assignment from [**] of the Patent Rights and there are no claims, liens or encumbrances with respect to such Patent Rights, and (ii) Hospital has the authority to enter into this Agreement and license the Patent Rights to Company hereunder.

9.2            No Warranties. HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3            Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER COMPANY OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER THE PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. SHOULD EITHER PARTY BECOME AWARE OF ANY OF THE FOREGOING, IT WILL, AS SOON AS PRACTICAL, INFORM THE OTHER PARTY OF SAME. NOTHING IN THIS SECTION 9.3 SHALL BE CONSTRUED TO LIMIT COMPANY’S OBLIGATION TO INDEMNIFY HOSPITAL UNDER SECTION 8 OF THIS AGREEMENT.

10. TERM AND TERMINATION

10.1          Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the latest of:

(a)	the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned;

(b)	expiration of the last-to-expire Regulatory Exclusivity that covers a Product or Process; or

(c)	ten (10) years after First Commercial Sale.

unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 10.

10.2          Termination for Failure to Pay. If Company fails to make any payment due hereunder, Hospital shall have the right to terminate this Agreement upon [**] written notice, unless Company makes such payments plus any interest due, as set forth in Section 4.7, within said [**] notice period. If payments are not made, Hospital may immediately terminate this Agreement at the end of said [**] period. Company shall be entitled to only two such cure periods in a calendar year; for a third failure to make payment on time, Hospital shall have the right to terminate this Agreement immediately upon written notice.

10.3          Termination for Insurance and Insolvency.

(a)	Insurance. Hospital shall have the right to terminate this Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.

(b)	Insolvency and other Bankruptcy Related Events. Hospital shall have the right to terminate this Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) shall become insolvent; (ii) shall make an assignment for the benefit of creditors; or (iii) or shall have a petition in bankruptcy filed for or against it.

10.4          Termination for Non-Financial Default. If Company, any of its Affiliates or any Sublicensee shall default in the performance of any of its other obligations under this Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such default has not been cured within [**] after notice by Hospital in writing of such default, Hospital may immediately terminate this Agreement, and/or any license granted hereunder with respect to the country or countries in which such default has occurred, at the end of said [**] cure period. Hospital shall also have the right to terminate this Agreement and/or any such license immediately, upon written notice, in the event of repeated defaults even if cured within such [**] periods. Any breach of this Agreement by a Sublicensee shall be deemed cured if Company terminates the sublicense agreement between Company and such Sublicensee; provided that Company shall remain liable for any damages to Hospital caused by such breach.

10.5           Challenging Validity. During the term of this Agreement, Company shall not challenge, and shall restrict Company Affiliates and Sublicensees from challenging, the validity of the Patent Rights and in the event of any breach of this provision Hospital shall have the right to terminate this Agreement and any license granted hereunder immediately. In addition, if the Patent Rights are upheld Company shall reimburse Hospital for its legal costs and expenses incurred in defending any such challenge.

10.6          Termination by Company. Company shall have the right to terminate this Agreement by giving [**] advance written notice to Hospital and upon such termination Company shall have no right under this Agreement to use and Sell Products and Processes, subject to Section 10.9, and shall immediately cease all use and Sales of Products and Processes which employs or is derived from Technological Information.

10.7          Effect of Termination on Sublicenses. Any sublicenses granted by Company under this Agreement shall provide for termination of Company’s interest therein upon termination of this Agreement or upon termination of any license hereunder under which such sublicense has been granted. Following a Sublicensee’s request made after termination of this Agreement, Hospital shall use good faith efforts to enter into a direct license agreement with any such Sublicensee with respect to the rights and licenses under this Agreement, provided all of the following conditions are met:

(a)	such Sublicensee is a direct sublicensee of Company and is in good standing under its sublicense agreement at the time of such termination;

(b)	all amounts owed to Hospital by Company have been paid;

(c)	the sublicense agreement grants exclusive rights to the Sublicensee to (i) develop a Product or Process and/or (ii) commercialize a Product or Process in the United States, or one or more major Asian countries (Japan, China, or South Korea) or one or more major European countries (France, Germany, Italy, Spain or the United Kingdom); and

(d)	the sublicense agreement is consistent with the terms of this Agreement including diligence obligations consistent with those in Section 3.1 (narrowed as necessary to account for the scope of the sublicense).

The financial terms and conditions of such direct license agreement shall be no more onerous to Sublicensee, when taken as a whole, than the financial terms and conditions imposed on Sublicensee by Company in consideration for the sublicense to the rights and licenses under this Agreement. The scope of the license granted by Hospital to the Sublicensee in such direct license agreement shall be of at least equivalent scope as the sublicense under Patent Rights and Technological Information granted by Company to such Sublicensee in such sublicense agreement.

10.8          Effects of Termination or Expiration of Agreement. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable. Following termination (but not expiration) of this Agreement, Company shall cease, and shall cause its Affiliates and Sublicensees to cease, all Sales and uses of Products and Processes upon such termination, subject to Section 10.9. The termination or expiration of this Agreement or any license granted hereunder shall not relieve Company, its Affiliates or Sublicensees of obligations arising before such termination or expiration. Upon the expiration of this Agreement, but not earlier termination under Sections 10.2–10.6, Company shall have a [**] license under the Technological Information to use, have used, make, have made, offer for Sale, have offered for Sale, Sell and have Sold Products and Processes in the License Territory in the Licensed Field.

10.9          Inventory. Upon early termination of this Agreement other than for Company default, Company, Company Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Company, Company Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Products within six (6) months after the effective date of termination. Upon expiration of this Agreement, Company shall pay to Hospital the royalties set forth in Section 4.5(a) for Sales of any Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

11. COMPLIANCE WITH LAW

11.1          Compliance. Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the U.S. Food and Drug Administration and the U.S. Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory. Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Products or Processes covered by Patent Rights and/or Confidential Information. Company shall indemnify and hold harmless Hospital for any breach of Company’s obligations under this Section 11.1.

11.2          Patent Numbers. Company shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Company shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12. MISCELLANEOUS

12.1          Entire Agreement. This Agreement and all Appendices hereto constitutes the entire understanding between the Parties with respect to the subject matter hereof.

12.2          Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other Party. Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand. Unless changed in writing in accordance with this Section, the notice address for Hospital shall be as follows:

If to Hospital:

Chief Innovation Officer, Innovation

Massachusetts General Hospital

215 First Street, Suite 500

Cambridge, MA 02142

FAX: [**]

If to TransCode:

Chief Executive Officer

TransCode Therapeutics, Inc.

1241 Adams Street, Suite 603

Boston, MA 02124

FAX: None

12.3          Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4          Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5          Assignment. Company shall not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Hospital; provided, however, that if Company has fulfilled its diligence obligations as set forth in Section 3, no such consent will be required to assign this Agreement to a successor of the Company’s business to which this Agreement pertains or to a purchaser of substantially all of the Company’s assets related to this Agreement, so long as such successor or purchaser shall agree in writing to be bound by all of the terms and conditions hereof prior to such assignment. Company shall notify Hospital in writing of any such assignment and provide a copy of all assignment documents and related agreements to Hospital within [**] of such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify Hospital and provide copies of assignment documentation shall be grounds for termination of this Agreement for default (subject to applicable cure periods). Further, neither any rights granted under this Agreement nor any sublicense may be assigned by any Sublicensee without the prior written consent of Hospital.

12.6          Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.7          Use of Name. Neither Party shall use the name of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature or publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used, except that Company shall be permitted to disclose the existence of this Agreement and the rights granted hereunder to its shareholders and potential investors. For Hospital, such approval shall be obtained from Hospital’s VP of Public Affairs.

12.8          Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof.

12.9          Hospital Policies. Company acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Company shall provide Hospital with any agreement it proposes to enter into with any employee or staff member of Hospital or any of Hospital’s Affiliates for Hospital’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. Hospital shall provide Company, at Company’s request, with copies of any such policies applicable to any such employee or staff member.

12.10        Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11        Survival. In addition to any specific survival references in this Agreement, Sections 1, 2.4, 4.2, 4.6, 4.7, 5.3, 5.4, 5.5, 6.4, 8.1, 8.2, 9.2, 9.3, 10.7, 10.8, 10.9, 12.1, 12.2, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, 12.13 and 12.14 shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.

12.12        Dispute Resolution. In the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder (each a “Dispute”), the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that any Dispute is not resolved on an informal basis within ten (10) business days, either Party may, by written notice to the other Party, refer the Dispute to the Chief Executive Officer of the Company and the Hospital’s Innovation office for attempted resolution by good faith negotiation within twenty (20) days after such notice is received. Absent such a resolution, and subject to compliance with foregoing aspects of this dispute resolution process, the Parties shall be permitted to pursue any and all rights and remedies available to them hereunder or at law or equity. Notwithstanding any of the terms of this Section 12.12, and without limiting any other remedies that may be available, each Party shall have the right to seek immediate injunctive relief and other equitable relief from any court of competent jurisdiction to enjoin any breach or violation of this Agreement concerning confidential information or any other intellectual property licensed under this Agreement, without any obligation to undertake extra-judicial dispute resolution of any such Dispute or claims or otherwise to comply with this Section 12.12.

12.13        Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter. The term “including” or “includes” means “including without limitation.”

12.14        Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

TransCode Therapeutics, Inc.	The General Hospital Corporation

BY:		BY:
	Name:		Name:

TITLE:		TITLE:

DATE:		DATE:

Appendix A

DESCRIPTION OF PATENT RIGHTS

[**]

Appendix B

DESCRIPTION OF TECHNOLOGICAL INFORMATION

[**]

Appendix C

SALES REPORTS

AGREEMENT INCOME REPORT	Royalty Income

MGH Agreement [**] -
Licensee -
Sub-Licensee -

Separate reports must be filed for:

1.	Each Product sold.

2.	Each country of sale, if different deductions or royalty rates apply.

Product Name:

Report Time Period:

From	mm	/dd/yyyy
To	mm	/dd/yyyy

Country of Sale

Quantity Sold

Gross Sales (USD)	$	$	$

Exchange Rate

Deductions (Itemize)

Please list each deduction separately. Use same definition as appears in Agreement and include the contract paragraph as a reference (Std Section 1.10(a)(ii) line item deductions listed below).

A1.
A2.
A3.
A4.
B.

Total Deductions		(_______________________)		(_________________________)		(_____________________________)

Net Sales

Royalty Percentage

Credits (itemize)		(_______________________)		(_____________________________)		(_____________________________)

Royalties Due	$		$		$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

Appendix C

AGREEMENT INCOME REPORT	Sublicense Income

MGH Agreement #[**]-
Licensee -
Sub-Licensee -

Separate reports must be filed for Payments associated with each Product:

Product Name:

Report Time Period:

From	mm	/dd/yyyy

To	mm	/dd/yyyy

Detailed Explanation of Payment

Required for “Other Payment”

Annual Fees/Minimum Royalties	$

Milestone Payments	$

Sublicense Fees and Royalties	$

Other Payment	$

Other Payment	$

Other Payment	$

TOTAL	$

PLEASE ATTACH DETAIL AS REQUIRED

Appendix D

CONFIDENTIALITY TERMS AND CONDITIONS

1.            Definition of Confidential Information. “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each a “Discloser” as applicable) to the other Party (each a “Recipient” as applicable) in connection with the terms of that certain Exclusive License Agreement dated October 26th, 2018 (the “License Agreement”) and identified as confidential at the time of disclosure (the “Purpose”). Hospital’s Confidential Information shall also include all information disclosed by Hospital to Company in connection with the Patent Rights. Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.

2.            Exclusions. “Confidential Information” under this Agreement shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; (ii) was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) is disclosed to another party by Discloser without restriction on further disclosure. The obligations of confidentiality and non-use set forth in this Agreement shall not apply with respect to any information that Recipient is required to disclose or produce pursuant to applicable law, court order or other valid legal process provided that Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

3.            Permitted Purpose. Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the Purpose as described in the License Agreement, except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the parties.

4.            Restrictions. For the term of the License Agreement and a period of [**] thereafter (and indefinitely with respect to any individually identifiable health information disclosed by Hospital to Company, if any), each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder. Recipient may, however, disclose Discloser’s Confidential Information and the terms and conditions of this Agreement only on a need-to-know basis to (A) its and its Affiliates employees, staff members, agents, consultants, outside contractors and advisors and (B) current and potential Sublicensees, investors, lenders, licensees, collaborators, partners and acquirers, (“Receiving Individuals”) who are directly participating in the Purpose and who are informed of the confidential nature of such information and are bound by obligations of confidentiality and non-use at least as stringent as those herein (but of shorter duration if necessary), provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof. Each party further agrees not to use the name of the other party or any of its Affiliates or any of their respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used, in the case of Hospital such approval to be given by the Public Affairs Department. This Section 4 shall survive termination or expiration of this Agreement.

5.            Right to Disclose. Discloser represents that to the best of its knowledge it has the right to disclose to each Recipient all of Discloser’s Confidential Information that will be disclosed hereunder.

6.            Ownership. All Confidential Information disclosed pursuant to this Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of the Discloser. Upon termination of this Agreement, if requested by Discloser, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7.            No License. Nothing in this Agreement shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in the License Agreement.

8.            Remedies. Each party acknowledges that any breach of this Agreement by it may cause irreparable harm to the other party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.

9.            General. These Confidentiality Terms and Conditions, along with the License Agreement, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede any prior oral or written understandings between the parties relating to confidential treatment of information. Sections 1, 2, 4, 6, 8 and 9 of these Confidentiality Terms and Conditions shall survive any expiration or termination of the License Agreement.